Exhibit 10.2

September 17, 2018

Mr. Kenneth M. Borick, Esquire

26 Pointe Court

Santa Rosa Beach, Florida  32459

Dear Ken,

It has been a pleasure working with you over the past few weeks. The purpose of this letter is to initiate the process for you to provide legal services to The St. Joe Company ("St. Joe"). We anticipate those matters will initially be Securities & Exchange Commission (“SEC”) related and various real estate oriented matters.

For this purpose, I attach a copy of St. Joe's Outside Counsel Guidelines. Please review and advise if you see any challenges related to offering services in compliance with these guidelines.

St. Joe agrees to compensate you for services rendered in connection with any matters covered by this Agreement according to your standard hourly rate of $300.00, plus actual expenses incurred.  We would ask that you be mindful of our interest in controlling the costs of legal services, and make every effort to represent St. Joe efficiently and in a cost-effective manner.

We ask that you send St. Joe your invoices for fees and costs each month. Please provide an invoice for each project assigned.  We ask that you include with each invoice a reasonably detailed description of the services and costs covered by the invoice, along with the subject matter.

The files and work product materials (“client file”) of St. Joe generated or received by you will be maintained by you in your office.  At the conclusion of the representation, the client file will be stored by you in accordance with your document retention policies but held no longer than 5 years unless specifically directed otherwise by St. Joe or unless the client file is requested by St. Joe in which event you will return the client file to St. Joe assuming all fees and obligations established in this Agreement have been satisfied in accordance with the terms herein.

The St. Joe Company    133 S. Watersound Parkway, Watersound, Florida 32461    850-231-6400    www.joe.com

Either party may terminate this Agreement upon providing prior written notice to the other party at its regular place of business.  All expenses due and payable, if any, in accordance with this Agreement shall accrue and become payable pursuant to the terms of this Agreement through the date of termination.

This Agreement shall be deemed fully executed upon its signing by St. Joe and you.  The contract formed between St. Joe and you shall be the operational contract between the parties.

This Agreement constitutes the entire agreement between the parties.

Accepted and Agreed to:

Kenneth M. Borick, EsquireThe St. Joe Company

By: _/s/ Kenneth M. Borick___By: _/s/ Elizabeth J. Walters___

Date: _9/18/18_____________Date: _9/18/18______________

GUIDELINES FOR OUTSIDE COUNSEL

2018

We at The St. Joe Company value our relationships with our outside counsel and recognize their valuable contributions to our success.  Our Legal Department’s mission is to ensure that the Company receives high quality and cost effective legal services that support our business.  We believe that partnering with our outside counsel furthers that mission.

The following guidelines are intended to foster mutual confidence and minimize difficulties by ensuring that our relationship with outside counsel operates according to clear and workable principles.   This should enable both our Legal Department and outside counsel to perform their legal services in the most efficient and effective manner possible.

1.  RETENTION BY LEGAL DEPARTMENT ONLY.  To assure coordination and effectiveness, our Legal Department is responsible for the management and direction of the Company’s legal services.  Your retention for legal services in a particular matter should be through the Legal Department.  However, in certain instances you may be contacted directly by one of our business people.  If this happens, it is your responsibility to confirm retention and the scope of your assignment with the Legal Department in writing before work is performed by your firm.  If you are not properly retained or work is not properly authorized by a lawyer in the Legal Department for any matter, you will not be paid for services performed in connection with such matter.

2.  CONTROL OF THE MATTER.  As in any attorney-client relationship, the client will make all substantive decisions about the course of the matter.  Since the Legal Department is responsible for the management of our legal services, a lawyer in the Legal Department will be responsible for ensuring that appropriate Company personnel are adequately informed and make the necessary substantive decisions about the matter and that you are kept appropriately informed about both our objectives and pertinent business issues and developments.  You should forward copies of all substantive correspondence and substantive internal memos to the Legal Department and regularly apprise the Legal Department of all significant developments in the matter.  You should consult with the assigned lawyer sufficiently in advance of any date by which a significant decision must be made.   The assigned lawyer should also be given sufficient opportunity and time to review drafts of all significant documents that will be provided to third parties on the Company’s behalf.

3.  STAFFING.  We rely on you to select the appropriate attorneys and legal assistants in your firm to work on our matters.  However, you should consult with the Company lawyer assigned to the matter on your selection of the team and their respective anticipated involvement, and confer with the assigned lawyer if a change is contemplated. We expect you to attempt to minimize legal expenses by relying on junior attorneys or paralegals for less demanding tasks where appropriate.  Clerical tasks should be performed by secretarial staff and not by paralegals.  We do not expect to be billed for clerical work, regardless of who performs it.  We also do not expect to be billed for time spent educating a junior associate or re-educating a replacement person.

Although many companies prohibit charges related to internal “office conference” time, we have rejected this practice. We respect the need for, and the value of, lawyers consulting with their colleagues to obtain specialized information and analysis but we expect you to use your discretion in utilizing such conferences.

4.   RETENTION OF OTHER PROFESSIONAL SERVICES.  If local counsel, consultants, experts or vendors are needed, the assigned lawyer from the Legal Department must approve such retention in advance.

5.  CONFLICTS OF INTEREST.  We expect to be fully advised in writing of any potential conflict of interest, including conflicts arising from the subject matter of the representation.  We will not retain counsel who take legal or regulatory positions that are detrimental to the Company’s interests.  (Examples would be class action lawsuits against developers or home builders for construction defects; representing plaintiffs seeking damages for mold.)

In dealing with requests for waivers of conflicts of interest, we try to be flexible and practical.  Requests for conflict waivers should be directed to Elizabeth J. Walters, Senior Vice President and General Counsel.  All waivers must be in writing signed by Elizabeth J. Walters and may be limited in scope and duration.

6.  COST CONSCIOUSNESS.  Minimizing the cost of legal services is clearly a priority of the Legal Department.  We expect you to make a conscientious effort to control the cost of your activities on our behalf.  In some instances we may be able to assist you by using Company staff and/or lawyers, and we expect that the opportunity for such teaming will be discussed on every matter.

7.  FEES AND BILLING.  Billing can be a sensitive area in the relationship between attorneys and their clients.  We believe that adhering to these guidelines and carefully reviewing each bill before you send it to us to determine if time has been efficiently and productively spent will avoid many problems.  If obvious questions are raised by a billing statement (e.g., legal research by a partner) that you think are justifiable, please discuss your reasons in your cover letter.  Likewise, if time has been written off because of inefficiency, training or other reasons, it is to your advantage to let us know.

In order to avoid misunderstandings, we will agree on billing rates for each timekeeper or class of timekeeper assigned to the Company.  Once agreed upon, the scheduled billing rates shall remain in effect until we agree on a new schedule.

Bills should be mailed or emailed to Elizabeth J. Walters, Senior Vice President and General Counsel, 133 South Watersound Parkway, Watersound, Florida 32461 or lisa.walters@joe.com.   Unless otherwise approved, billing statements for services rendered and disbursements incurred should be submitted monthly within 30 days of the completion of the month.  Unless otherwise approved in advance, we will not pay bills showing time and expense charges that are more than 90 days old.

Bills should clearly identify the matter or matters covered.  Please also indicate in the bill the name of the Legal Department attorney assigned to the matter.  When a bill covers multiple matters, each matter should be separately identified along with its related fees, expenses and disbursements, and the name of the assigned attorney.  We expect the bill to be easily understood and to contain at least the following information:

•	Dates service was performed
•	Timekeeper who worked on the matter
•	Amount of time each timekeeper worked on the matter
•	Brief descriptive summary of the work performed
•	Hourly rates of each timekeeper
•	Disbursement details (e.g., number of pages copied and cost per page)

Disbursements (which include outgoing faxes, copying, Westlaw and Lexis, long distance phone calls and postage) should be charged at your direct cost with no mark-ups or service fees added.

We consider certain costs part of your unreimbursable overhead.  As a result, unless we otherwise agree in writing in advance, we will not accept charges for the following items:  computer, word processing or email charges; rent; conference room charges; office supplies; library use and materials; proofreaders; meals; taxis and limos for employees to get to and from the office (including at night); support staff salaries and overtime; and local telephone calls.

Do not bill us for administrative time, such as preparing our bills, arranging for staffing or making travel arrangements.  You may bill us for preparing auditor responses; that time we do not consider to be administrative.

Any travel for us beyond 25 miles should be approved in advance by the Legal Department lawyer assigned to the matter.  Although we expect to be billed for time spent in transit, if work is done for another client while in transit, that time should obviously not be billed to us.  Unless agreed upon in advance, time away from home or the office which is not in transit and not spent performing legal services for us will not be compensated.  We expect you to make every effort to keep out-of-pocket disbursements for travel and related expenses at reasonable levels.

8.  ALTERNATIVE BILLING ARRANGEMENTS.  Although we usually pay for legal work on an hourly basis, we are increasingly interested in innovative fee proposals.  We encourage you to suggest such proposals to us.

9.  REPORTING VIOLATIONS OF LAW OR BREACHES OF FIDUCIARY DUTY.  Outside counsel representing us with attorneys who appear and practice before the SEC are obviously expected to fully comply with the SEC’s rules under Section 307 of the Sarbanes-Oxley Act.  Any reputable events should be reported to Elizabeth J. Walters, Senior Vice President and General Counsel.  In addition, we ask any attorney who becomes aware of or has concerns about any threatened, on-going or past violation of a federal, state or local law or regulation, breach of fiduciary duty, or violation of JOE policy by the Company, any of our subsidiaries, or any of our employees, officers, directors or agents, to immediately report the situation to the Legal Department.

10.  MEDIA CONTACT.  Do not discuss our matters with the press unless specifically authorized in advance.  Any inquiries from the press must be referred to Elizabeth J. Walters, Senior Vice President and General Counsel, (850) 231-6400.

11.  REFERENCES IN MARKETING MATERIALS.  You may not use the Company’s name in any of your marketing materials, press releases, websites or attorney bios without the advance written approval from Elizabeth J. Walters, Senior Vice President and General Counsel.

12.  GIFTS.  The Company’s Code of Conduct prohibits all employees from receiving tangible gifts with a market value in excess of $100 or any gifts in the form of cash or marketable securities. Frankly, we would prefer that instead of sending us gifts you make a donation to charity.  Meals for business purposes, occasional invitations to local functions or sporting events or routine hospitality customary in the community may be accepted.  Any prohibited gifts will be returned to you or, if not feasible to return, will be turned over to the Company for disposition or use as Company property.

Questions about the appropriateness of proposed gifts or entertainment should be directed to the Elizabeth J. Walters, Senior Vice President and General Counsel.

13.  DOCUMENTATION.  To eliminate costly duplication of research efforts and assure consistency in the handling of our matters, we expect you to email to the Legal Department lawyer assigned to the matter all completed research memoranda, briefs, pleadings and transaction documents.  With respect to our transaction work, all closing documents should be emailed to our assigned attorney or paralegal in pdf format.

14.  MISCELLANEOUS.  We have very carefully and thoughtfully selected you as one of our outside law firms because of our confidence in your ability and judgment.  We value and rely on your judgment and advice and consider you part of the JOE team.  If you are aware of any shortcomings in our procedures or personnel, please let us know.  We are always looking for ways to improve and appreciate your assistance.  It is also important that you always tell us what we need to hear and not what you think we want to hear.  Finally, the Legal Department has a goal to return all phone calls and respond to all emails within 24 hours.  We urge you to make this your goal as well.